Exhibit 3.01
STATE of  DELAWARE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AAC GROUP HOLDING CORP.
     AAC Group Holding Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:
     A. The name of this corporation is AAC Group Holding Corp. The date of filing of its original Certificate of Incorporation with the Delaware Secretary of State was November 8, 2004.
     B. This Amended and Restated Certificate of Incorporation has been adopted by the Board of Directors and the stockholders of the corporation in accordance with Sections 245, 242 and 228 of the General Corporation Law of the State of Delaware.
     C. This Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of this corporation by restating in its entirety the text of the Certificate of Incorporation to read as follows:
     1. The name of this corporation is AAC Group Holding Corp.
     2. The registered office of this corporation in the State of Delaware is located c/o National Registered Agents, Inc., 160 Green Tree Drive, Suite 101, in the City of Dover, County of Kent. The name of its registered agent is National Registered Agents, Inc.
     3. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     4. Stock.
          4.1. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation is authorized to issue is 1,265,000 shares, 1,250,000 of which shall be Common Stock, par value $0.01 per share (“Common Stock”) and 15,000 of which shall be Preferred Stock, par value $0.01 per share (“Preferred Stock”). All of the shares of Preferred Stock shall be designated as “Series A Redeemable Preferred Stock” (the “Series A Preferred Stock”).
          4.2. Common Stock. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:
               4.2.1. Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the “Board”), out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.
               4.2.2. Liquidation Rights. Upon the liquidation, winding-up or dissolution of the Corporation, holders of Common Stock shall be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Series A Preferred Stock.
               4.2.3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.
          4.3. Series A Preferred Stock. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:
               4.3.1. Rank.
(a) The Series A Preferred Stock shall, with respect to dividends and distributions upon the liquidation, winding-up or dissolution of the Corporation, rank prior to all classes of Common Stock of the Corporation and to each other class of capital stock or series of Preferred Stock hereafter created, the terms of which do not expressly provide that it ranks prior to or pari passu with the Series A Preferred Stock as to dividends and distributions upon the liquidation, winding-up or dissolution of the Corporation (“Junior Securities”).
(b) The Series A Preferred Stock shall, with respect to dividends and distributions upon the liquidation, winding-up or dissolution of the Corporation, rank pari passu with any class of capital stock or series of Preferred Stock hereafter created which has been approved by the holders of the Series A Preferred Stock in accordance herewith, the terms of which expressly provide that it ranks pari passu with the Series A Preferred Stock as to dividends and distributions upon the liquidation, winding-up or dissolution of the Corporation (“Parity Securities”).
(c) The Series A Preferred Stock shall, with respect to dividends and distributions upon the liquidation, winding-up or dissolution of the Corporation, rank junior to each class of capital stock or series of Preferred Stock hereafter created which has been approved by the holders of the Series A Preferred Stock in accordance herewith, the terms of which expressly provide that it ranks prior to the

Series A Preferred Stock as to dividends and distributions upon the liquidation, winding-up or dissolution of the Corporation (“Senior Securities”).
               4.3.2. Dividend Rights.
               (a) The holders of the then outstanding Series A Preferred Stock, in preference to the holders of any shares of any Junior Securities, shall be entitled to receive, when, as and if declared by the Board out of funds and assets of the Corporation legally available therefor, cumulative dividends at a rate of 14.0% per annum, as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (the “Dividend Rate”) of the Liquidation Preference (as hereinafter defined) (computed on the basis of a 360-day year and taking into account the different dividend rates, if any, during the course of each year). Such dividends shall accrue and be cumulative from and including the date on which each share of Series A Preferred Stock is issued. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Corporation legally available for payment of dividends. All undeclared dividends and declared but unpaid dividends shall compound on a quarterly basis on January 1, April 1, July 1 and October 1 of each year at the then applicable Dividend Rate, without any duplication when and if the dividends are actually paid. In the event (i) that the Corporation fails to redeem the Series A Preferred Stock on or before the Scheduled Redemption Date pursuant to Section 4.3.5(a)(1) hereof or (ii) the Corporation fails to redeem the Series A Preferred Stock pursuant to Section 4.3.5(a)(2) hereof, the Dividend Rate then applicable shall be increased to 16% per annum.
               (b) The Corporation shall take all action permitted under applicable law to permit the payment of dividends, including through revaluation of assets to make funds legally available for such payment.
               (c) All dividends and distributions paid with respect to shares of Series A Preferred Stock shall be paid pro rata to the holders of the Series A Preferred Stock.
               4.3.3. Liquidation Rights. In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:
               (a) Liquidation Preferences. The holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any Junior Securities, and on a pro rata basis with holders of Parity Securities, an amount per share equal to $1,000 per share of Series A Preferred Stock (the “Liquidation Preference”), plus the sum of all accrued but unpaid dividends regardless of whether such dividends have been declared. If upon any liquidation, winding-up or dissolution of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata.
               (b) Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, winding-up or dissolution of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board, except that any securities to be distributed to stockholders in a liquidation, winding-up or dissolution of the Corporation shall be valued as follows:
               (1) if the securities are then traded on an national securities exchange or quotation system, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;
               (2) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and
               (3) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.
               4.3.4. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever (including by redemption or reclassification) shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock without designation as to series and may be issued either as Series A Preferred Stock (subject to the limitations hereof) or as part of a new series of Preferred Stock to be created by resolution of the Board or as otherwise permitted under applicable law.
               4.3.5. Redemption.
               (a) Redemption by the Corporation.
               (1) Scheduled Redemption. To the extent that the Corporation has funds legally available therefor, unless earlier redeemed pursuant to Section 4.3.5(a)(2) or 4.3.5(a)(3), each outstanding share of Series A Preferred Stock shall be redeemed by the Corporation on January 18, 2013 (the “Scheduled Redemption Date”), at the Liquidation Preference.
               (2) Optional Redemption. The Series A Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation on or after January 18, 2007, at the redemption price specified below (expressed as percentages of the Liquidation Preference thereof):

Applicable Period	Redemption Rate
January 18, 2007 – January 17, 2008	104.0%

January 18, 2008 – January 17, 2009	103.0%

January 18, 2009 – January 17, 2010	102.0%

January 18, 2010 – January 17, 2011	101.0%

After January 17, 2011	100.0%
     For the avoidance of doubt, the Series A Preferred Stock may not be redeemed pursuant to this Section 4.3.5(a)(2) prior to January 18, 2007.
               (3) Redemption in the Event of a Change in Control or a Public Equity Offering. In the event of a Change in Control or a Public Equity Offering (each as hereinafter defined), the Corporation shall send a notice of the occurrence of such Change in Control (the “Notice of Occurrence”), by first class mail, postage prepaid, not more than ten (10) days following the occurrence of such Change in Control, to each record holder of outstanding shares of Series A Preferred Stock. Such Notice of Occurrence shall specify (i) that a Change in Control has occurred; (ii) that such holder has the right to require the Corporation to redeem its outstanding shares of Series A Preferred Stock, but only on the terms and subject to the conditions set forth in this Section 4.3.5(a)(3); (iii) the date, not less than twenty (20) days after the date of the Notice of Occurrence, by which such holder must notify the Corporation of such holder’s intent to exercise such redemption right; (iv) that the redemption price shall be 101% of the Liquidation Preference of the Series A Preferred Stock, in cash, plus accrued and unpaid dividends and distributions thereon, whether or not declared to the date of redemption, including for any partial quarterly period; and (v) that, unless the Corporation fails to pay such redemption price, dividends on the shares the holder elects to require the Corporation to redeem shall cease to accrue on such date of redemption. Upon receipt of such Notice of Redemption, any holder of Series A Preferred Stock may, within the time period specified by the Corporation, notify the Corporation, by first class mail, postage prepaid, as to whether such holder elects to exercise the redemption right. If any holder of the outstanding shares of Series A Preferred Stock elects to require such redemption, the Corporation shall, subject to the extent that it has funds legally available therefore, redeem such outstanding shares of Series A Preferred Stock at such redemption price within thirty (30) days of receiving such election in accordance with the provisions set forth in this Section 4.3.5. Notwithstanding any other provision of this Section

4.3.5, any redemption or repurchase of Series A Preferred Stock in the event of a Change in Control or a Public Equity Offering shall only be made in compliance with Section 4.07 of the Indenture dated as of November 16, 2004 relating to the 10.25% Senior Discount Notes of the Company due October 1, 2012.
     For purposes of this Section 4.3.5, (i) a “Change in Control” shall mean a consolidation or merger of the Corporation with or into any other corporation or entity, or other transaction that results in a change of greater than 50% of the voting control of the Corporation, or a sale, conveyance, transfer or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which the Corporation’s stockholders immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity, and (ii) a “Public Equity Offering” shall mean an underwritten public offering of Common Stock of the Company sold by the Company pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended.
               (b) Payment of Accrued But Unpaid Dividends. In the case of any redemption under this Section 5, immediately prior to such redemption, the Company shall pay any accrued and unpaid dividends and distributions thereon, whether or not previously declared to the date of redemption, including for any partial quarterly period.
               (c) Pro Rata Redemption. If, at the time of any redemption pursuant to this Section 4.3.5, the funds of the Corporation legally available for redemption of the Series A Preferred Stock are insufficient to redeem the number of shares required to be redeemed, those funds which are legally available shall be used to redeem the maximum possible number of such shares, pro rata based upon the number of shares to be redeemed. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series A Preferred Stock, such funds shall immediately be used to redeem the balance of the shares of the Series A Preferred Stock which the Corporation has become obligated to redeem pursuant to this Section 4.3.5, but which it has not redeemed.
               (d) Status of Redeemed Shares. At the time of redemption the rights of the holders of the Series A Preferred Stock redeemed shall cease, except for the right to receive the redemption price specified in Section 4.3.5 hereof, as the case may be, without interest, plus accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of redemption including for any partial quarterly period.
               (e) Notice of Redemption. Except as otherwise provided herein, the Corporation shall (i) mail written notice of each redemption of any Series A Preferred Stock, by first class mail, postage prepaid, to each record holder thereof not more than thirty (30) nor less than ten (10) days prior to the date on which such redemption is to be made and (ii) pay the amount specified in this Section 4.3.5 to the applicable holder of Series A Preferred Stock, against delivery by such holder to the Corporation of those certificates representing Series A Preferred Stock held by such holder which have then been so redeemed. In case fewer than the total number of shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series A Preferred Stock shall be issued to the holder thereof without cost to such holder within five (5) days after surrender of the certificate representing the redeemed shares of Series A Preferred Stock.
               4.3.6. Voting Rights.
               (a) The holders of record of shares of the Series A Preferred Stock shall have no voting rights, except as required by law and as hereinafter provided in this Section 4.3.6.
               (b) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not (and shall not permit any of its subsidiaries to), without the approval, by vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, voting as a separate class:
               (1) amend, alter or repeal any provision of this Certificate or its Certificate of Incorporation so as to adversely affect the specified preferences, rights, privileges, powers or voting rights of the Series A Preferred Stock; provided, however, that any such amendment that reduces the dividend payable on or the Liquidation Preference of the Series A Preferred Stock shall require the approval of each holder of Series A Preferred Stock adversely affected thereby; or
               (2) authorize, create (by way of reclassification or otherwise) or issue any Senior Securities, or any obligation or security convertible into or evidencing the right to purchase any Senior Securities; increase the authorized number of shares of any class or series of Senior Securities, or reclassify any authorized stock of the Corporation into any Senior Securities; or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Senior Securities.
     5. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.
     6. The election of directors need not be by written ballot unless the by-laws shall so require.
     7. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.
     8. A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of

Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 9 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     9. This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 9 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.
     10. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders. This renunciation does not apply to any officer, director or stockholder who is an employee of the Corporation. No amendment or repeal of this paragraph 10 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.
     11. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.
     12. If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.
     13. The provisions of Section 203 of the General Corporation Law of the State of Delaware shall not apply to this corporation.

THE UNDERSIGNED hereby certifies that the facts stated above are true as of this 18th day of January, 2006.

By:	/s/ Mac LaFollette
Name: Mac LaFollette
Title: Vice President